Exhibit 99.28.D.II

SCHEDULE A to the ADVISORY AGREEMENT
between
Cambria Investment Management, LP
and
Cambria ETF Trust

As of: September 10, 2018

Fund	Fee Rate	Effective Date
Cambria Global Income and Currency Strategies ETF	0.69%	-
Cambria Shareholder Yield ETF	0.59%	August 7, 2018
Cambria Foreign Shareholder Yield ETF	0.59%	June 26, 2018
Cambria Sovereign Bond ETF	0.59%	June 26, 2018
Cambria Global Momentum ETF	0.59%	July 20, 2018
Cambria Value and Momentum ETF	0.59%	July 20, 2018
Cambria Global Asset Allocation ETF	0.00%	July 20, 2018
Cambria Managed Futures Strategy ETF	0.59%	-
Cambria Tail Risk ETF	0.59%	August 7, 2018
Cambria Core Equity ETF	1.05%	June 26, 2018
Cambria Covered Call Strategy ETF	0.85%	-
Cambria Emerging Shareholder Yield ETF	0.59%	June 26, 2018
Cambria Global Value ETF	0.59%	July 20, 2018
Cambria Omaha ETF	0.59%	-
Cambria Trendfollowing ETF	0.59%	-
Cambria Long Short ETF	0.59%	-
Cambria Domestic Tax Efficient ETF	0.59%	-
Cambria Foreign Tax Efficient ETF	0.59%	-
Cambria Marijuana Industry ETF	0.59%	-
Cambria Global REIT ETF	0.59%	-
Cambria Trinity ETF	0.59%	September 10, 2018

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

CAMBRIA ETF TRUST		CAMBRIA INVESTMENT MANAGEMENT, L.P.

/s/ Mebane T. Faber	9/10/2018	/s/ Mebane T. Faber	9/10/2018
Mebane T. Faber	Date	Mebane T. Faber	Date
President		Chief Executive Officer